Exhibit 99.1

For Immediate Release

Contacts:

Ami Knoefler	Jean Suzuki
Corporate and Investor Relations	Investor Relations
(650) 454-2331	(650) 454-2648
ami.knoefler@pdl.com	jean.suzuki@pdl.com

PDL BIOPHARMA REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS AND
UPDATES 2008 GUIDANCE FOR ROYALTY REVENUES

— Spin-off of biotechnology operations anticipated by end of year —

— Company plans to provide additional royalty guidance prior to spin-off —

Redwood City, Calif., November 6, 2008 — PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) today reported financial results for the quarter ended September 30, 2008.  The financial results for continuing operations are summarized below.  The complete financial results, including discontinued operations, are included in the financial tables accompanying this press release.  As previously announced, PDL will conduct a conference call this afternoon to review this information.

Summary of Financial Results

•                  Total revenues for the third quarter of 2008 were $77.3 million compared to $61.3 million in the same period of 2007.

•                  Royalty revenues for the third quarter of 2008 were $68.7 million, a 25 percent increase from $55.1 million in the comparable period in 2007.  This increase was driven primarily by an increase in the volume and percentage of Herceptin® product that was manufactured and sold outside the U.S., which resulted in a greater percentage of Herceptin sales being subject to the higher, fixed royalty rate that applies to Genentech’s products that are both manufactured and sold outside the U.S. as opposed to the lower, tiered royalty fee structure that applies to Genentech’s products that are manufactured or sold in the U.S.  In addition, overall growth in royalty-bearing net sales reported by PDL’s antibody product licensees contributed to the royalty revenue increase in the third quarter of 2008 as compared to the same period in 2007.  These increases were offset partially by a decrease in the effective royalty rate earned on aggregate underlying licensee net product sales due to the impact of the tiered fee structure applicable to sales of Genentech’s products that were either manufactured or sold in the U.S.

•                  License, collaboration and other revenues were $8.7 million for the third quarter of 2008 compared to $6.1 million for the same period of 2007.  The increase was primarily due to the commencement of the collaboration agreement with Bristol-Myers Squibb Company for the elotuzumab program, which agreement became effective in early September.

•                  Total costs and expenses for the third quarter of 2008 were $64.3 million compared to $69.7 million reported for the third quarter of 2007.

•                  Research and development (R&D) expenses were $44.7 million for the third quarter of 2008, a decrease from $47.7 million for the same period of 2007. This decrease was primarily attributable to reduced spending for the company’s Nuvion® program as a result of its termination in the second half of 2007, and lower employee-related expenses as a result of the company’s ongoing restructuring activities.  These decreases were partially offset by higher expenses in the third quarter of 2008 related to the company’s daclizumab, elotuzumab and volociximab development programs resulting primarily from the purchase of $12 million of clinical trial material from the company’s contract manufacturing organization during the quarter.

•                  General and administrative (G&A) expenses in the third quarter of 2008 were $18.5 million compared to $17.2 million for the prior year comparable period. This increase was due primarily to $5.4 million in legal and professional services fees incurred in the third quarter of 2008 related to the company’s spin-off efforts, royalty monetization efforts and litigation and other disputes related to the company’s intellectual property.  Lower employee-related G&A costs during the quarter resulting from the company’s restructuring activities partially offset the increases in legal and professional services fees.

•                  As a result of a restructuring plan announced in March 2008, the company incurred additional restructuring charges in the third quarter of 2008 of $1.0 million related to post-termination benefits for expected employee terminations, a decrease from the $4.5 million recognized in the third quarter of 2007.

•                  Income from continuing operations, after taxes, for the third quarter of 2008 was $9.7 million, or $0.08 per diluted share, compared to a loss from continuing operations, after taxes, of $6.6 million, or $0.06 per diluted share, in the comparable 2007 period.

•                  Income from discontinued operations, net of income taxes, increased to $46.0 million in the third quarter of 2008 as compared to $0.8 million for the comparable period in 2007 primarily due to a $25.0 million milestone payment received from EKR Therapeutics, Inc. for the approval of a new Cardene® formulation and a net income tax benefit of $19.8 million recorded in the third quarter of 2008 primarily as a result of tax elections related to contingent consideration the company may receive from EKR.

•                  Net income for the third quarter of 2008 was $55.7 million, or $0.38 per diluted share, compared to a net loss of $5.8 million, or $0.05 per diluted share, in the comparable 2007 period.

•                  Cash provided by operating activities was $91.8 million for the nine months ended September 30, 2008 compared to $41.7 million for the nine months ended September 30, 2007.

•                  Cash, cash equivalents, marketable securities and restricted cash and investments totaled approximately $558.6 million at September 30, 2008 compared to $440.8 million at December 31, 2007.

Recent Developments

•                  In August, PDL and Bristol-Myers Squibb Company announced an agreement for the global development and commercialization of PDL’s anti-CS1 antibody, elotuzumab, currently in phase 1 development for multiple myeloma.  Under the terms of the collaboration agreement, Bristol-Myers Squibb Company paid PDL an upfront cash payment of $30 million for the development and marketing rights to elotuzumab and for an option to expand the collaboration to include PDL241, another anti-CS1 antibody, upon completion of certain pre-agreed preclinical studies. The development costs for elotuzumab are shared, with Bristol-Myers Squibb Company funding 80 percent and PDL funding the remaining 20 percent.

•                  In September, PDL announced the appointment of Faheem Hasnain as president and chief executive officer of PDL and a director of the company, effective October 1. Following the company’s planned separation of its biotechnology and royalty operations, Mr. Hasnain will become a director and the president and CEO of Facet Biotech Corporation, the biotechnology operations spin-off company.  Mr. Hasnain brings more than 20 years of biopharmaceutical leadership experience and joins PDL from Biogen Idec Inc., where he most recently served as executive vice president of its Oncology/Rheumatology Strategic Business Unit.

•                  In September, PDL announced that UCB S.A. has taken the position that its Cimzia® product does not infringe PDL’s antibody humanization patents and therefore does not intend to pay PDL royalties on sales of the product that PDL believes it is owed under the Patent License Agreement between PDL and Celltech Therapeutics Limited, which was acquired by UCB.  Separately, in August, MedImmune, LLC informed PDL that it was exercising its asserted right, purportedly under the Patent License Agreement between PDL and MedImmune, to have a non-binding written determination made by a non-conflicted third-party legal counsel as to whether MedImmune’s Synagis® product or motavizumab development product infringes claims under PDL’s antibody humanization patents.  MedImmune has been paying royalties to PDL on sales of the Synagis product on a quarterly basis since 1998.

•                  In October, PDL announced the election of Paul Sandman and John McLaughlin to the company’s board of directors.  Sandman and McLaughlin will remain on the board of the royalty company, which will retain the PDL BioPharma name, following the company’s planned separation of its biotechnology and royalty operations.

•                  In October, PDL presented preclinical data for its PDL192 program at the EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Geneva, Switzerland. PDL192, a novel humanized antibody that targets the TWEAK receptor, is currently enrolling patients with advanced solid tumor cancers in a phase 1 trial.

•                  In November, PDL announced the appointment of John McLaughlin as president and CEO of PDL BioPharma after the completion of the spin-off transaction. Following the planned spin-off of the biotechnology operations, McLaughlin will lead the remaining royalty company, which will continue to operate under the PDL BioPharma name.  In the interim period, the Board has appointed McLaughlin to be a special advisor to the company.

Update on Planned Separation and Royalty Monetization Process

PDL previously announced its plan to separate its biotechnology operations from its antibody humanization royalty assets by the end of 2008 via a spin-off of the biotechnology operations.  The company is currently taking the steps necessary to complete the spin-off, including finalizing the Form 10 Registration Statement initially filed with the SEC in August by the biotechnology operations spin-off company, Facet Biotech Corporation.  Assuming that the company obtains SEC and other required regulatory approvals and third-party consents, and subject to final PDL Board approval, the company intends to announce a record date in the next few weeks and to complete the spin-off in mid-December.

Subsequent to the spin-off, PDL will continue to operate as an independent, publicly traded Delaware company, but plans to relocate its corporate headquarters and ongoing business operations to a new location outside California.  Currently, PDL is evaluating potential locations that would meet the company’s ongoing business needs while also providing a more favorable cost structure.

In parallel with its spin-off preparations, PDL also had been evaluating opportunities to monetize its antibody humanization royalty assets through a potential sale or securitization transaction; however, primarily due to current market conditions, the company is not currently pursuing a monetization transaction, but will continue to evaluate whether such a transaction in the future is in the best interests of its stockholders.  Absent a monetization transaction, as previously announced, PDL expects to distribute its income, net of operating expenses, debt service and income taxes, to its stockholders.  Under the right conditions, and at the right time, PDL continues to believe that a monetization transaction, in the form of a sale or securitization, is the optimal outcome for the company.

Full Year 2008 Royalty Revenue Expectation

Based on PDL’s actual royalty revenues for the first nine months of 2008, the underlying third quarter 2008 net product sales recently reported by a number of PDL’s licensees, which will impact the company’s fourth quarter 2008 royalties, and an increase in the percentage of Herceptin product manufactured and sold outside the U.S. in recent quarters as compared to the company’s initial expectations, the company anticipates full year 2008 royalty revenues of $270-280 million, an increase from the original estimate of $240-260 million.  The fourth quarter and full year 2008 royalty revenues will depend primarily on the actual percentage of Herceptin product manufactured and sold outside the U.S. and the actual net product sales reported to PDL by its licensees for the fourth quarter.

Royalty Outlook

PDL expects continued growth in its royalty revenues based on the following current assumptions:

•                  Continued growth in aggregate net product sales from its existing royalty-bearing products;

•                  An increase in the percentage of Herceptin product manufactured and sold outside the U.S. in future periods as compared to recent historical levels based on announcements by Roche that its new Herceptin production facility in Penzberg, Germany will commence commercial production in early 2009;

•                  The commencement of ex-U.S. manufacturing of Avastin® product based on announcements by Roche that its new Avastin production facility in Basel, Switzerland will commence commercial production in early 2009, some of which the company expects will be sold outside the U.S., and expected subsequent increases in the percentage of Avastin® product manufactured and sold outside the U.S. due to expected scale-up of production; and

•                  The potential marketing approval and launch of new royalty-bearing products.

Prior to completion of the spin-off transaction, PDL intends to provide additional royalty guidance.

Forward-looking Statements

This press release contains forward-looking statements, including regarding:

•                  PDL’s plan to spin off its biotechnology operations into an independent publicly traded entity by mid-December 2008;

•                  The possibility of pursuing in the future the sale or securitization of PDL’s antibody humanization royalty assets;

•                  PDL’s expectation that its projected full-year 2008 royalty revenues will be greater than originally reported;

•                  PDL’s expectation to provide additional royalty related expectations in the near future; and

•                  PDL’s expectation that its royalty revenues will continue to grow long-term.

Each of these forward-looking statements involves risks and uncertainties.  Actual results may differ materially from those, express or implied, in these forward-looking statements.  Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•                  The failure to obtain necessary regulatory approvals and consents from third parties, or to complete other steps necessary to complete the spin-off, could delay or make impractical the spin-off of PDL’s biotechnology operations;

•                  The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•                  The relative mix of royalty-bearing products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•                  The ability to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•                  Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•                  The outcome of pending litigation or disputes;

•                  The failure of licensees to comply with existing license agreements, including any failure to pay royalties due;

•                  Alternative transactions or opportunities could arise or be pursued which would alter the timing or advisability of anticipated or planned transactions; and

•                  Cost-reduction efforts may not be completed as anticipated or other events could arise which increase the company’s expenses.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC.  Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com.  PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future.  All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About PDL BioPharma

PDL BioPharma, Inc. is a biotechnology company focused on the discovery and development of novel antibodies in oncology and immunologic diseases. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL.

PDL BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES:
Royalties	$68,695	$55,135	$223,336	$183,572
License, collaboration and other	8,651	6,121	23,232	25,597
Total revenues	77,346	61,256	246,568	209,169

COSTS AND EXPENSES:
Research and development	44,718	47,695	132,799	151,823
General and administrative	18,545	17,187	55,570	45,205
Restructuring charges	990	4,545	9,616	6,130
Asset impairment charges	—	315	3,784	5,331
Gain on sale of assets	—	—	(49,671)	—
Total costs and expenses	64,253	69,742	152,098	208,489
Operating income (loss)	13,093	(8,486)	94,470	680

Interest income and other, net	3,218	5,378	12,553	15,341
Interest expense	(3,983)	(3,284)	(11,958)	(10,268)
Income (loss) from continuing operations before income taxes	12,328	(6,392)	95,065	5,753
Income tax expense	2,612	235	4,979	648
Income (loss) from continuing operations	9,716	(6,627)	90,086	5,105
Discontinued operations, net of income taxes (1)	45,975	843	(62,338)	(10,587)
Net income (loss)	$55,691	$(5,784)	$27,748	$(5,482)

NET INCOME (LOSS) PER BASIC SHARE:
Income from continuing operations	$0.08	$(0.06)	$0.76	$0.04
Discontinued operations	0.39	0.01	$(0.53)	(0.09)
Net income (loss)	$0.47	$(0.05)	$0.23	$(0.05)

NET INCOME (LOSS) PER DILUTED SHARE:
Income from continuing operations	$0.08	$(0.06)	$0.64	$0.04
Discontinued operations	0.30	0.01	(0.41)	(0.09)
Net income (loss)	$0.38	$(0.05)	$0.23	$(0.05)

WEIGHTED-AVERAGE SHARES - BASIC	119,267	116,861	118,540	116,017

WEIGHTED-AVERAGE SHARES - DILUTED	152,812	116,861	152,302	118,444

(1)  Discontinued operations reflects the financial results of our Commercial and Cardiovascular Operations.  The sale of the Commercial and Cardiovascular Operations was completed on March 7, 2008.

PDL BIOPHARMA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Depreciation (1)	$4,007	$8,024	$16,770	$22,711
Amortization of intangibles (1)	$412	$8,784	$1,235	$26,350
Stock-based compensation (1)	$1,517	$5,088	$9,946	$14,464
Restructuring charges (1)	$890	$4,545	$11,273	$6,130
Asset impairment charges	$—	$315	$3,784	$5,331
Gain on sale of manufacturing assets	$—	$—	$49,671	$—
Loss on sale of commercial and cardiovascular assets (1)	$—	$—	$(64,568)	$—

(1) Portions of depreciation, amortization of intangibles, stock based compensation and restructuring charges as well as the loss on sale of the commercial and cardiovascular assets have been allocated to discontinued operations in the accompanying consolidated statements of operations.

PDL BIOPHARMA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION ON DISCONTINUED OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net revenues	$26,765	$48,812	$66,499	$146,901
Total costs and expenses	(627)	(48,021)	(108,622)	(157,364)
Income tax benefit (expense)	19,837	52	(20,215)	(124)
Discontinued operations	$45,975	$843	$(62,338)	$(10,587)

PDL BIOPHARMA, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30,	December 31,
	2008	2007
Cash, cash equivalents, marketable securities and restricted cash	$558,580	$440,788
Total assets	$718,243	$1,192,192
Total stockholders’ equity	$66,373	$507,610

CONSOLIDATED STATEMENT OF CASH FLOW DATA

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Net income (loss)	$27,748	$(5,482)
Adjustments to reconcile net loss to net cash provided by operating activities	49,014	71,405
Changes in assets and liabilities	15,084	(24,199)
Net cash provided by operating activities	$91,846	$41,724